Exhibit 10.1

[Pershing Gold Corporation letterhead]

November 21, 2012

Mr. Eric Alexander
10691 Chadsworth Lane
Highlands Ranch, CO 80126

Re: Revised Terms of Employment

Dear Eric:

This letter confirms our agreement to amend and restate your offer letter to reflect revised terms of employment. Your are employed as Vice President Finance and Controller for Pershing Gold Corporation (the “Company”). You report directly to Stephen D. Alfers, President, Chief Executive Officer and Chairman of the Board. The details of your employment are as follows:

Base Salary: Your annual salary shall be $175,000 (“Base Salary”), payable $14,583 once monthly, on the last day of the month, in accordance will the Company’s normal payroll policy and subject to federal and state withholding laws. The Base Salary will be reviewed at least annually, and any adjustments will be made at the sole discretion of the Chief Executive Officer with the approval of the Board of Directors.

Restricted Stock Grant: Subject to approval of the Board of Directors, the Company will grant you 200,000 shares of restricted stock of the Company pursuant to the 2012 Equity Incentive Plan (the “Plan”). The shares of restricted stock shall be subject to the following vesting provisions.  All vesting is subject to clawbacks (as shall be set forth in the restricted stock award agreement), and the terms of the Plan and the restricted stock award agreement including Section 6(f) of the Plan (Termination of Employment).  Notwithstanding anything to the contrary, all vested shares may be exercised and disposed of not sooner than six months following the date hereof:

Percentage of Shares to Vest	Date of Vesting
33.33%	November 30, 2013
33.33%	November 30, 2014
33.34%	November 30, 2015

Bonus: You will be entitled to participate in the Company’s executive plans as they may be established or amended.

Benefits: Contingent upon underwriting review, you will be eligible to participate in the Company’s health, dental and vision plans for employees. Benefits will become effective on the 1st day of the month of the third month following your start date.

Non-Disclosure, Non-Competition and Non-Solicitation Agreement: As a condition of your employment you will be required to sign a mutually acceptable agreement, the essential terms of which are 1) three year term, 2) severance 1.0x base salary and bonus for termination without cause or resignation with good reason, and 1.5x base and bonus for termination within 12 months following change of control, 3) non-disclosure of confidential information, and 4) non-competition and non-solicitation restrictive covenants during employment and 12 month post-termination of employment.

Personal Leave: You will be allowed four weeks personal leave annually. Personal Leave is calculated per calendar year, is prorated based on start date and does not carry over from year to year. Holidays will be in accordance with Company policy.

Technology: In addition to office equipment, you will be provided a laptop for business use. You will also receive an expense reimbursement of $90 per month for your mobile device service/data plan to defray the costs of using your device for business communications.

Proof of Employment Eligibility: On your start date you will be required to complete Form I-9 verifying your identity and eligibility for employment and provide appropriate documentation.  Your birth certificate, Social Security card, and passport or other government issued photo identification will be acceptable for this purpose.

We understand that your employment with the Company will not in any way violate the terms of any agreement with, or obligation to, any other individual or company.

Your employment with the Company will be “at-will,” which means that either you or the Company can terminate your employment at any time, for any reason or no reason, with or without cause, warning, or notice.  This letter is not to be construed as contract guaranteeing employment for any specific duration, and by signing below, you acknowledge that no promises have been made to you concerning the terms, conditions, duration, or any other aspect of your employment with the Company, except as set forth in this letter.

Please acknowledge your acceptance of this revised terms of employment letter by signing below.

Pershing Gold Corporation

By:	/s/ Stephen D. Alfers
Stephen D. Alfers
President & CEO

Accepted and agreed to:

/s/ Eric Alexander
Eric Alexander

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